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Exhibit 10.2

EMPLOYMENT AGREEMENT
BETWEEN
GARY M. HOLLOWAY, SR.
AND
GMH COMMUNITIES TRUST

        This Employment Agreement (the "Agreement"), dated as of                        , 2004 ("Effective Date"), between GMH Communities Trust (the "Company"), and Gary M. Holloway, Sr. (the "Executive"):

        WHEREAS, the Company wishes to employ the Executive in the capacities and on the terms and conditions set out below, and the Executive has agreed to such employment, in the capacities and on the terms and conditions set forth below.

        NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:

        1.     EMPLOYMENT.

          (a)   POSITIONS.    The Executive shall be employed by the Company as its President, Chairman and Chief Executive Officer. The Executive may also serve as an officer of GMH Communities, L.P. (the "Partnership") and its general partner.

          (b)   DUTIES.    The Executive's principal employment duties and responsibilities shall be those duties and responsibilities customary for the positions of President, Chairman and Chief Executive Officer of the Company and such other executive duties and responsibilities as the Company's Board of Trustees (the "Board") shall from time to time reasonably assign to the Executive. The Executive shall be responsible for and have authority over the day-to-day operational management of the Company and such responsibilities with respect to the Partnership as may be agreed to by the parties from time to time. The Executive shall report directly to the Board. All other officers of the Company shall report to the Executive or such person(s) as the Executive may designate from time to time.

            (i)    The Executive shall have the right to nominate a certain number of non-independent members of the Company's Board of Trustees based upon his ownership percentage of the Company's Common Shares on a fully diluted basis assuming the conversion of all outstanding Partnership units into Company Common Shares. If the Executive owns at least 20% of the outstanding Company Common Shares, he shall have the right to nominate three (3) Trustees, including himself. If the Executive owns at least 10% but less than 20% of the outstanding Company Common Shares, he shall have the right to nominate two (2) Trustees, including himself. If the Executive owns less than 10% of the outstanding Company Common Shares, he shall have the right to nominate himself as a Trustee. As provided in Article III, Section 2 of the Company's Bylaws, all nominations to the Board of Trustees, including the nomination of the Executive and the Executive's nominees, must be submitted through and approved by the Nominating and Corporate Governance Committee and follow the nominating process established by the committee for the nomination of Trustees and must satisfy the standards for membership on the Board of Trustees approved by that committee from time to time.

          (c)   EXTENT OF SERVICES.    Except for illnesses and vacation periods, the Executive shall devote a substantial majority of his business time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive (i) shall be permitted to continue to own a position in, manage, operate and devote time and attention to those properties and businesses he owned, operated or controlled prior to the formation of the Company that were not transferred to or purchased by the Company, all of which are listed on Schedule A attached hereto, or any properties and businesses that were transferred to the Company and that, subject to the approval of a majority of the independent members of the Board, the Executive subsequently acquires (the "Excluded Businesses"), (ii) subject to the Executive's obligations set forth in Section 11, may make any investment with respect to which he is not obligated or required to, and does not in fact, devote efforts that would cause him to be unable to devote a substantial majority of his business time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement, (iii) may participate in charitable, academic or community activities, and in trade or professional organizations, or (iv) may hold directorships in other companies consistent with the Company's conflict of interest policies and corporate governance guidelines as in effect from time to time.

        2.     TERM.    This Agreement shall be effective as of the Effective Date and shall continue in full force and effect thereafter for a period of three (3) years (the "Initial Term"), and shall be automatically extended for as many as two additional one (1) year periods (each, a "Successor Term") at the close of the Initial Term and each Successor Term, unless either party provides a written notice not less than 60 days prior to the end of the Initial Term or relevant Successor Term of such party's intent not to renew, or the Agreement is sooner terminated pursuant to Section 7. For purposes of this Agreement, "Term" shall mean the actual duration of the Executive's employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 7.

        3.     BASE SALARY.    The Company shall pay the Executive a base salary annually (the "Base Salary"), which shall be payable in periodic installments according to the Company's normal payroll practices. The initial Base Salary shall be $350,000. The Board or the Board Committee charged with responsibility for officer employment and compensation matters of the Company (the "Compensation Committee") shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective January 1 of any year during the Term; provided, however, that on each January 1 during the Term, the Base Salary shall be increased by a minimum positive amount equal to the Base Salary in effect on January 1 (or, for the first year of the Initial Term, from the Effective Date until December 31, 2004) of the prior year multiplied by the percentage increase in the Consumer Price Index applicable to such year. The amount of the increase shall be determined before March 31 of each year and shall be retroactive to January 1. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term "Base Salary" shall mean the amount established and adjusted from time to time pursuant to this Section 3.

        4.     INCENTIVE AWARDS.    Provided that the Executive is employed by the Company as of December 31, 2004, the Executive shall be entitled to a fixed bonus with respect to the 2004 calendar year in the amount of $150,000, subject to the review and concurrence of the Compensation Committee after the end of the 2004 calendar year. Starting in 2005, the Executive shall be entitled to receive an annual cash incentive bonus for each calendar year during the Term of this Agreement consistent with a bonus policy adopted by the Board or the Compensation Committee for each calendar year (which bonus policy shall be adopted during the first 90 days of each calendar year) containing individual performance goals for participants and corporate performance goals set at Threshold, Target, Superior and Outperformance levels, and allocating each participant's annual cash incentive bonus on a percentage basis between individual and corporate performance goals (the "Bonus Policy"). The Board or the Compensation Committee shall meet during the first 90 days of each calendar year to determine the relevant goals for the current calendar year and to reach determination regarding bonus entitlement for the prior calendar year. For each calendar year, the annual incentive bonus shall be determined under the Bonus Policy in effect for such calendar year with reference to the Executive's attainment of his individual performance goals and the Company's attainment of the overall corporate goals, as follows:

          total annual incentive bonus = individual performance bonus + corporate performance bonus where:

            individual performance bonus = individual performance level achieved (Threshold, Target, Superior or Outperformance percentage) × individual goals allocation percentage (20%) × Base Salary corporate performance bonus = corporate performance level achieved (Threshold, Target, Superior or Outperformance percentage) × corporate goals allocation percentage (80%) × Base Salary

        The percentages established for the Executive for the performance bonus levels for 2005 shall be 40% for Threshold Level and 80% for Target Level, 120% for Superior Level, and 200% for Outperformance Level. Except to the extent otherwise provided in Section 8, no bonus shall be payable unless the Executive was employed by the Company or a subsidiary as of the last day of the relevant calendar year. After 2005 the percentages shall not be less than the 2005 percentages for each performance bonus level without the written agreement of the Executive. For 2005 and thereafter, to the extent the Executive's annual incentive bonus exceeds either a performance bonus level of 100% or his then-current Base Salary, such excess bonus amount may, at the sole discretion of the Company, be paid to the Executive one-half in cash and one-half in Company Common Shares that shall vest ratably over a period of three (3) years from the date of payment and shall be subject to dividend payments, if any, by the Company. If Executive or the Company, as the case may be, fails to satisfy the performance criteria contained in such Bonus Policy for a calendar year, the Executive may be eligible to receive an incentive bonus for such calendar year, in such amount as is recommended by the Compensation Committee and subject to approval by the full Board (if such approval is required). The annual incentive bonus shall be paid to the Executive no later than thirty (30) days after the date on which final approval of the annual incentive bonus payable to the Executive for such calendar year is obtained. For purposes of this Agreement, the term "Annual Incentive Bonus" shall mean the amount established pursuant to this Section 4.

        5.     STOCK BASED AWARDS.

          (a)   OPTION GRANTS.    The Company may establish an equity incentive plan ("Equity Incentive Plan"). The Executive's eligibility for grants under the Equity Incentive Plan and the terms and conditions of such grants shall be determined by the Compensation Committee.

          (b)   RESTRICTED SHARE AWARDS.    The Executive shall be eligible to receive restricted Common Shares of the Company ("Restricted Share Grants") as approved by the Compensation Committee, but only to the extent that restricted shares are available for issuance under the Equity Incentive Plan. The terms and conditions of Restricted Share Grants shall be determined by the Compensation Committee. Any Common Shares issued as Restricted Share Grants will have voting and dividend rights, and, following the restriction period, shall be registered and fully transferable by the Executive.

        6.     BENEFITS.

          (a)   VACATION.    The Executive shall be entitled to an amount of vacation time consistent with Company policy applicable to senior executives but at least six (6) weeks of paid vacation per full calendar year, which shall accrue during the Executive's employment with the Company.

          (b)   SICK AND PERSONAL DAYS.    The Executive shall be entitled to sick and personal days on an as needed basis.

          (c)   EMPLOYEE BENEFITS.

            (i)    PARTICIPATION IN EMPLOYEE BENEFIT PLANS.    The Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in all Company sponsored employee benefits plan, as such plans may be amended or modified from time to time, including but not limited to a 401(k) plan, group health, accident, disability insurance, group life insurance and supplemental life insurance, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to any other executive. Such benefits coverage shall be in the aggregate, not materially less valuable to Executive than the benefits made available to the Executive immediately prior to the Effective Date by his then employer.

            (ii)   DEFERRED COMPENSATION PLAN.    To the extent practicable under applicable law and deemed appropriate by the Compensation Committee, the Company shall provide to the Executive an opportunity to participate in a Company sponsored deferred compensation plan.

          (d)   OTHER BENEFITS.

            (i)    ANNUAL PHYSICAL.    The Company shall provide, at its cost, a medical examination for the Executive on an annual basis by a licensed physician in the Philadelphia, Pennsylvania area selected by the Executive. The results of such examination are the sole property of such Executive and shall be treated in confidence.

            (ii)   CAR ALLOWANCE.    The Company shall pay Executive a monthly car allowance of $1,500 in advance of the month to which the payment relates.

            (iii)  TAX PREPARATION AND FINANCIAL PLANNING.    The Company shall pay or promptly reimburse the Executive for costs incurred by him in connection with tax preparation and financial planning assistance, to be furnished by such advisors as chosen by the Executive, up to a maximum aggregate of $10,000 annually.

            (iv)  DIRECTORS AND OFFICERS INSURANCE.    During the Term and the Severance Period, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of the Company to the extent applicable, on a basis no less favorable to him than the coverage provided to any other current officers and trustees. The provision of such insurance coverage will be at the sole cost of the Company or the Partnership.

            (v)   DISABILITY INSURANCE.    The Company shall maintain, at its cost, supplemental renewable long-term disability insurance as agreed to by the Company and the Executive.

        7.     TERMINATION.    The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

          (a)   DEATH OR PERMANENT DISABILITY.    Immediately upon death or Permanent Disability of the Executive. As used in this Agreement, "Permanent Disability" shall mean an inability due to a physical or mental impairment to perform the material services contemplated under this Agreement for a period of six (6) months, whether or not consecutive, during any 365-day period. A determination of Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Permanent Disability shall be binding on all parties, with the Company to bear all cost of securing such determination. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive's inability to perform such duties and pending a determination of Permanent Disability shall not be considered a breach of this Agreement by the Company.

          (b)   FOR CAUSE.    At the election of the Company and subject to the provisions of this Section 7(b), immediately upon written notice by the Company to the Executive of his termination for Cause. For purposes of this Agreement, "Cause" for termination shall be deemed to exist solely in the event of (i) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, a felony (exclusive of any felony relating to negligent operation of a motor vehicle and not including a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Executive on a per se basis due to the Company offices held by the Executive, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), (ii) a willful breach of his duty of loyalty which is materially detrimental to the Company, or (iii) a willful failure to perform or adhere to explicitly stated duties that are consistent with the terms of this Agreement, or the Company's reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation any business code of ethics adopted by the Board, or to follow the lawful directives of the Board (provided such directives are consistent with the terms of this Agreement), which, in any such case, continues for thirty (30) days after written notice from the Board to the Executive. For purposes of this Section 7(b), no act, or failure to act, on the Executive's part will be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company. The parties agree that in order to terminate the Executive pursuant to Subsections (ii) and (iii) hereof, the Company shall first be required to prove to the reasonable satisfaction of the Executive that he engaged in improper conduct under these Subsections, and if the Executive shall not agree with the Company's assessment of his conduct, then the Executive shall not be terminated until an arbitrator, as provided for in Section 13(b), has determined that the Executive's conduct constituted improper conduct under the applicable Subsection.

          (c)   WITHOUT CAUSE; WITHOUT GOOD REASON.    At the election of the Company, without Cause, and at the election of the Executive, without Good Reason, in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be.

          (d)   FOR GOOD REASON.    At the election of the Executive, for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following actions or omissions occurring without the Executive's written consent, provided the Executive notifies the Company of his determination that Good Reason exists, with such notification to occur within 60 days of the time at which the Executive knows or should know of the action or omission on which such determination is based:

            (i)    removal from the Board (other than for Cause), or the failure to be nominated or elected to the Board (other than for Cause),

            (ii)   failure by the Company to renew this Agreement on at least comparable terms at the conclusion of the Initial Term or either Successor Term,

            (iii)  a material reduction of the Executive's duties, responsibilities or reporting requirements, or the assignment to the Executive of any duties, responsibilities, or reporting requirements that are inconsistent with his positions as President, Chief Executive Officer, and Chairman of the Board, as the case may be,

            (iv)  a reduction by the Company in the Executive's annual Base Salary,

            (v)   a material reduction or loss of employee benefits or material fringe benefits, both in terms of the amount of the benefit and the level of the Executive's participation therein, enjoyed by the Executive under the employee benefit and welfare plans of the Company, including without limitation such benefits as group health, dental, 401(k), accident, disability insurance, or group life insurance, that is caused by the Company except as is required by applicable law,

            (vi)  absent the Executive's prior written consent, the requirement by the Company that the principal place of business at which the Executive performs his duties be changed to a location that is outside of a 35 mile radius of Newtown Square, Pennsylvania.

            (vii) a material breach by the Company of any provision of this Agreement that continues for a period of thirty (30) days after Executive provides written notice to the Company of such breach.

        8.     EFFECTS OF TERMINATION.

          (a)   BY THE COMPANY WITHOUT CAUSE; BY THE EXECUTIVE FOR GOOD REASON.    In the event of a termination of the Executive's employment by the Company without Cause (including for these purposes non-renewal of this Agreement pursuant to Section 2 as termination without Cause) or by the Executive for Good Reason, then the Company shall pay the Executive as follows:

            (i)    an amount equal to three (3) times the Executive's Base Salary and Annual Incentive Bonus (determined at the Superior level for both corporation and individual performance for the year in which the termination of employment occurs) (the "Applicable Amount"), provided, however, that in the event of a resignation by the Executive for Good Reason pursuant to Section 7(d)(ii) after notice of non-renewal of this Agreement by the Company with respect to the second Successor Term, the multiplier shall be limited to one (1) times the Applicable Amount, and

            (ii)   the prorated amount of the Annual Incentive Bonus at the Superior Level for both corporate and individual performance for the year in which the termination of employment occurs, pro rated for the portion of such year during which the Executive was employed prior to the effective date of his termination, and

            (iii)  an amount equal to accrued but unpaid Base Salary through the date of termination plus any other compensation then due and owing from the Company.

            (iv)  The sum of the amounts payable under subsections (i), (ii) and (iii) hereof is referred to herein as his "Severance Payment."

            (v)   The Severance Payment shall be made in a single, lump sum cash payment no later than ten (10) days after the effective date of the Executive's termination of employment.

            (vi)  The Company shall allow the Executive to continue to participate during the three-year period commencing on the date of termination (the "Severance Period") in any healthcare, dental, vision and prescription drug plans in which the Executive was entitled to participate immediately prior to his termination, to the same extent and upon the same terms as the Executive participated in such plans prior to his termination, provided that the Executive's continued participation is permissible or otherwise practicable under the general terms and provisions of such benefit plans and programs. During the Severance Period, the Company shall pay for the Executive's continued participation in said healthcare, dental, vision and prescription drug plans, including but not limited to premiums for such programs. To the extent that continued participation is neither permissible nor practicable, the Company shall take such actions as may be necessary to provide the Executive with substantially comparable benefits (without additional cost to the Executive) outside the scope of such plans, including, without limitation, reimbursing the Executive for his costs in obtaining such coverage, such as COBRA premiums paid by the Executive and/or his eligible dependents. If the Executive engages in regular employment after his termination of employment (whether as an executive or as a self-employed person), any employee benefit and welfare benefits received by the Executive in consideration of such employment which are similar in nature to the healthcare, dental, vision and prescription drug plans provided by the Company will relieve the Company of its obligation under this Section 8(a)(vi) to provide comparable benefits to the extent of the benefits so received.

            (vii) The Executive's stock options, if any, awarded under the Equity Incentive Plan (or any other or successor plan) shall immediately become 100% vested and he shall have at least a two-year period following the effective date of his termination of employment in which to exercise his vested stock options, including those stock options that vested upon his termination of employment.

            (viii) The Executive's restricted Common Shares awarded under the Equity Incentive Plan (or any other or successor plan) shall immediately become 100% vested and all restrictions shall lapse.

          (b)   TERMINATION ON DEATH OR PERMANENT DISABILITY.    Upon a termination of employment due to the Executive's death or his becoming subject to Permanent Disability, the Company shall pay the Executive (or his estate or beneficiary) an amount equal to one (1) time the sum of the Executive's Base Salary and Annual Incentive Bonus (determined at the Superior level for both corporation and individual performance for the year in which the termination of employment occurs), payable within ten (10) business days of the occurrence of the relevant event. The Executive shall become 100% vested in his stock options and restricted Common Shares awarded under the Equity Incentive Plan. The Executive (or his estate or beneficiary) shall have a one-year period following the occurrence of the relevant event in which to exercise his vested stock options, including those stock options that vested on such event. The Company shall pay to the Executive (or to his estate or beneficiary) any Base Salary, Incentive Bonus, expense reimbursements and all other compensation related payments that are payable as of the date of occurrence of the relevant event and that are related to his period of employment preceding such date. The Company shall pay to the Executive (or to his estate or beneficiary) the prorated amount of Incentive Bonus at the Target Level for both corporate and individual performance for the year in which such event occurs, prorated for the portion of the year during which the Executive was employed prior to the occurrence of the relevant event.

          (c)   BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE WITHOUT GOOD REASON.    In the event that the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay the Executive his accrued Base Salary and, with respect to a termination by the Executive without Good Reason, any amount of Annual Incentive Bonus fully earned and payable through the date of termination and payable under the applicable Incentive Bonus policy, expense reimbursements and all other compensation related payments that are payable as of his termination of employment date and that are related to his period of employment preceding his termination date. The Executive shall be entitled to exercise his vested stock options, determined as of his termination date, pursuant to the terms of the option grant. Unless the Company and the Executive agree otherwise, the Executive shall forfeit all unvested options and any unvested Restricted Share Grants not acquired by the Executive for consideration, subject to Section 9(b) below, and the Company has the right to repurchase any unvested Restricted Share Grants that the Executive acquired for consideration in accordance with the terms of the Equity Incentive Plan (with the result that if the Executive acquired such unvested Restricted Share Grants for any consideration, the Executive shall at most be entitled to a return of such consideration). The Executive shall also be entitled to all benefits accrued and vested under any employee benefit plan of the Company.

          (d)   TERMINATION OF AUTHORITY.    Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired positions, and shall be without any of the authority or responsibility for such positions. On request of the Board, at any time following his termination of employment for any reason, the Executive shall resign from the Board if then a member. Notwithstanding any contrary provision in this Agreement, the Company shall continue to indemnify the Executive and hold the Executive harmless to the extent specified under the by-laws or other corporate documents of the Company or the Partnership (as applicable) and permitted by applicable law.

        9.     CHANGE OF CONTROL.

          (a)   CHANGE OF CONTROL.    For purposes of this Agreement, a "Change of Control" will be deemed to have taken place upon the occurrence of any of the following events:

            (i)    the acquisition by any person, entity or affiliated group, excluding the Company or any employee benefit plan of the Company or any entity controlled directly or indirectly by the Company, of more than 50% of the then outstanding voting shares of the Company,

            (ii)   the consummation of any merger or consolidation of the Company into another company, such that the holders of the voting shares of the Company immediately prior to such merger or consolidation hold less than 50% of the voting power of the securities of the surviving company or the parent of such surviving company,

            (iii)  the complete liquidation of the Company or the sale or disposition of all or substantially all of the Company's assets, such that after the transaction, the holders of the voting shares of the Company immediately prior to the transaction hold less than 50% of the voting securities of the acquiror or the parent of the acquiror, or

            (iv)  trustees of the Company are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new trustee who was not a trustee at the beginning of such two-year period was approved by a vote of at least two-thirds of the trustees then still in office who were trustees at the beginning of such period, or

            (v)   a majority of the Board of the Company votes in favor of a decision that a Change of Control has occurred.

          (b)   CERTAIN BENEFITS UPON A CHANGE OF CONTROL.    In the event of a termination of the Executive's employment by the Executive or by the Company (or its successor) for any reason other than Cause following a Change of Control, the Executive shall become 100% vested in all unvested stock options and restricted Common Shares awarded under the Equity Incentive Plan (or any other or successor plan) and the Executive shall have a two (2) year period following the termination of his employment in which to exercise his vested stock options, including those stock options that vested upon the Change of Control.

          (c)   EXCISE TAX.

            (i)    In the event that any payment or benefit received or to be received by the Executive in connection with a change in control or a termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called "Total Payments"), is in an amount such that the Executive will be subject (in whole or in part) to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended ("Excise Tax") on such payments and benefits, then the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax and any federal, state and local tax on the Gross-Up Payment, will be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on such date, net of the maximum deduction in federal income taxes which could be obtained from deduction of such state and local taxes.

            (ii)   The Executive or the Company may request, prior to the time any payments under this Agreement are made, a determination of whether any or all of the Total Payments will be subject to the Excise Tax and, if so, the amount of such Excise Tax and the federal, state and local tax imposed on the Gross-Up Payment. If such a determination is requested, it shall be made promptly, at the Company's expense, by tax counsel selected by the Executive and approved by the Company (with such approval not being unreasonably withheld), and such determination shall be conclusive and binding on both parties. The Company agrees to provide any information reasonably requested by such tax counsel. Tax counsel may engage accountants or other experts, at the Company's expense, to the extent deemed necessary or advisable for them to reach a determination. For these purposes, the term "tax counsel" shall mean a law firm with expertise in federal income tax matters.

                  (iii)  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive will repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment, without any interest thereon. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder, the Company will make an additional Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment (plus any interest, penalties or additions to tax payable by the Executive with respect to such excess and such portion) at the time that the amount of such excess or such portion is finally determined, without any interest thereon.

            (iv)  Each party agrees to notify the other party, in writing, of any claim that, if successful, would require the payment by the Company of a Gross-Up Payment or might entitle the Company to a refund of all or part of any previous Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive or Company is informed in writing of such claim or otherwise becomes aware of such claim. If notice of the claim arose as a result of a claim made against the Executive by a taxing authority, Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives notice to the Company. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (A) give the Company any information reasonably requested by the Company relating to such claim, (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Executive and approved by the Company (with such approval not being unreasonably withheld), (C) cooperate with the Company in good faith in order to effectively contest such claim, and (D) permit the Company to reasonably participate in any proceedings relating to such claim. The Company shall bear and pay directly all costs and expenses (including legal fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

            (v)   Notwithstanding the foregoing, the Company shall control all audits and proceedings taken in connection with any claim, audit or proceeding involving Excise Taxes or Gross-Up Payments and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim, audit or proceeding and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the tax in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such tax and sue for a refund, the Company shall advance the amount of such payment to the Executive, (including interest or penalties with respect thereto) and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company shall be required to consult with and keep the Executive fully apprised of developments and actions being considered or taken with respect to such claim, audit or proceeding. The Company's control of the contest shall be limited to issues with respect to which such a Gross-Up Payment would be payable or refundable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue. Each party agrees to keep the other party fully apprised of developments concerning such claim, audit or proceeding and to cooperate with the other in good faith in order to effectively resolve such claim, audit or proceeding.

            (vi)  For purposes of this Subsection (c), a determination of whether a payment is subject to Excise Tax, including but not limited to, a determination of change in control, shall be made pursuant to Section 280G of the Internal Revenue Code of 1986, as amended.

        10.   CONFIDENTIAL INFORMATION.    The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term "Confidential

Information" as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company's business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during the Term or for a two (2) year period after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required by law or pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder by law or in any judicial or administrative proceeding (in which case, the Executive shall provide the Company with notice). In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 10 are not intended to restrict the Executive's use of such previously acquired knowledge.

        In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

        11.   NON-COMPETITION AND NONSOLICITATION.    During the Term and for a period of 18 calendar months after the termination of the Executive's employment (the "Noncompete Period"), the Executive shall not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner, member, director, trustee or in any other capacity whatsoever: (a) engage or assist others engaged, in whole or in part, in any business which is engaged in a business or enterprise that is substantially similar to any primary segment of the business of the Company that the Company was engaged in during the period of the Executive's employment with the Company, or (b) without the prior consent of the Board, employ or solicit the employment of, or assist others in employing or soliciting the employment of, any individual employed by the Company (other than the Executive's personal assistant or Executive's secretary) at any time during the six (6) month period prior to any termination of the Executive's employment with the Company; provided, however, that the provisions of this Section 11 shall not apply in the event the Company materially breaches this Agreement.

        Nothing in this Section 11 shall impede, restrict or otherwise interfere with the Executive's management and operation of the Excluded Businesses. Further, nothing in this Section 11 shall prohibit (a) Executive from making any investment in a public company, or where he is the owner of five percent (5%) or less of the issued and outstanding voting securities of any entity, provided such ownership does not result in his being obligated or required to devote any substantial amount of managerial efforts; or (b) Executive from being engaged in activities permitted under Section 1(c).

        The Executive agrees that the restraints imposed upon him pursuant to this Section 11 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

        12.   INTELLECTUAL PROPERTY.    During the Term, the Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever ("Intellectual Property"), whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to (a) any Intellectual Property developed by the Executive prior to the Term; and (b) books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (i) are not funded in whole or in part by the Company, and (ii) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company's expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

        13.   DISPUTES.

          (a)   EQUITABLE RELIEF.    The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under Sections 10, 11, or 12 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

          (b)   ARBITRATION.    Excluding only requests for equitable relief by the Company under Section 13(a), in the event that there is any claim or dispute arising out of or relating to this Agreement or the breach hereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Montgomery County, Pennsylvania, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("Rules"), by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three (3) arbitrators, one selected by the Company, one selected by the Executive and the third selected by agreement of the first two arbitrators, or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party. The parties agree to use their reasonable best efforts to have such arbitration completed as soon as is reasonably practicable. Notwithstanding anything herein to the contrary, except as provided in (c) below, each party shall bear its own costs and expenses incurred in connection with the arbitration.

          (c)   LEGAL FEES.    The Company shall pay or promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in successfully enforcing or defending any right of the Executive pursuant to this Agreement even if the Executive does not prevail on each issue.

        14.   INDEMNIFICATION.    The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, trustee, or employee of the Company or the Partnership.

        15.   COOPERATION IN FUTURE MATTERS.    The Executive hereby agrees that for a period of 18 months following his termination of employment he shall cooperate with the Company's reasonable requests relating to matters that pertain to the Executive's employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive's other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate (based on the Executive's Base Salary as of his termination date). The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

        16.   GENERAL.

          (a)   NOTICES.    All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier, to the relevant address set forth below or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 16(a).

If to the Company, to:	GMH Communities Trust 10 Campus Drive Newtown Square, PA 19073 Attn: Board of Trustees
With a Mandatory copy to:	GMH Communities Trust 10 Campus Drive Newtown Square, PA 19073 Attn: General Counsel

          If to Executive, at his last residence shown on the records of the Company.

          Any such notice shall be effective (i) if delivered personally, when received, and (ii) if sent by overnight courier, when receipted for, provided a copy of such communication is sent, as described above.

                  (b)   SEVERABILITY.    If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

                  (c)   WAIVERS.    No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

                  (d)   COUNTERPARTS.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

                  (e)   ASSIGNS.    This Agreement shall be binding upon and inure to the benefit of the Company's successors and the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive's personal services. This Agreement shall not be assignable by the Company except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company's business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

                  (f)    ENTIRE AGREEMENT.    This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Board (other than the Executive).

                  (g)   GOVERNING LAW.    This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

                  (h)   CONSTRUCTION.    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.

                  (i)    PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH.    Any amounts payable hereunder after the Executive's death shall be paid to the Executive's designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.

                  (j)    CONSULTATION WITH COUNSEL.    The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement. The Company will pay the reasonable legal fees and expenses incurred in the drafting and negotiation of this Agreement.

                  (k)   WITHHOLDING.    Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

                  (l)    CONSUMER PRICE INDEX.    For purposes of this Agreement, the term "CPI" refers to the Consumer Price Index as published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban Wage Earners and Clerical Workers (1982-1984=100). If the CPI is hereafter converted to a different standard reference base or otherwise revised, the determination of the CPI adjustment shall be made with the use of such conversion factor, formula or table for converting the CPI, as may be published by the Bureau of Labor Statistics, or, if the bureau shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by an agency of the United States, or failing such publication, by a nationally recognized publisher of similar statistical information.

                  (m)  SURVIVAL.    The provisions of Sections 8, 9, 10, 11, 12, 13, 14 and 15 shall survive the termination of this Agreement.

        IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GMH COMMUNITIES TRUST
By:

Name:	GARY M. HOLLOWAY, SR.

Its:

Dated: , 2004	Dated: , 2004

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EMPLOYMENT AGREEMENT BETWEEN GARY M. HOLLOWAY, SR. AND GMH COMMUNITIES TRUST